Exhibit 99.1
Nabors 2Q 2008 EPS $0.67
Despite ($0.06) from Tax Adjustment, Share Count and E&P Hedging Loss
Hamilton, Bermuda, July 22, 2008 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced its results for the second quarter and six months of 2008. Adjusted income derived from operating activities was $265.9 million for the current quarter compared to $280.5 million in the second quarter of last year and $287.2 million in the first quarter of this year. Net Income was $194.4 million ($0.67 per diluted share) for the current quarter compared to $228.3 million ($0.79 per diluted share) in the second quarter of last year and $230.5 million ($0.81 per diluted share) in the first quarter of this year. Operating revenues and Earnings from unconsolidated affiliates was $1.28 billion in the current quarter compared to $1.14 billion in the second quarter of last year and $1.30 billion in the first quarter of this year. For the six months ended June 30, 2008, adjusted income derived from operating activities was $553.1 million compared to $620.6 million in the first six months of 2007. Net income for the first six months of 2008 was $424.9 million ($1.48 per diluted share) compared to $490.5 million ($1.71 per diluted share) in the first six months of 2007. Operating revenues and Earnings from unconsolidated affiliates for the first six months of 2008 rose to $2.57 billion, up from $2.39 billion for the first six months of 2007.
“Our second quarter saw a dramatic and rapid turnaround in activity and in the outlook for our North American businesses,” said Gene Isenberg, Nabors Chairman and CEO, “although non-operational items obscured bottom line results. It is now clear that our operating income bottomed out in the second quarter and the outlook for the second half and beyond is improving more rapidly than we had anticipated.
“The quarter’s net income and per share results were reduced by approximately six cents per diluted share as a result of an adjustment to our full year estimated taxes ($0.03), an accounting rules dictated increase in diluted shares ($0.01), and the non-cash mark-to-market loss on certain forward hedges in our First Reserve E&P joint venture entities ($0.02).
“Operationally, we achieved improving sequential results in every significant business unit except for Canada and Alaska, which were down seasonally although less than anticipated. The most significant evidence of the turn around in our businesses is demonstrated by more than 20 term contract commitments for additional new-built rigs that we received since last quarter, the preponderance of which were secured by our US Lower 48 Land Drilling unit. There are also a large number of additional term commitments pending. We have recently placed an order with National Oilwell Varco for a number of their Rapid Rigs™, which we feel are ideally suited for the shallower shale plays that are increasingly active.
“In our US Lower 48 Land Drilling unit we have seen the working rig count increase by 31 rigs over our first quarter average. Our US Lower 48 rig count now stands at 257 rigs after averaging 242.3 rigs in the second quarter and to 225.7 in the first quarter. Our second quarter average margins were essentially flat sequentially at $8,900 per rig day. This is a combination of lower but higher than expected margins on renewing term contracts, offset by idle rigs returning to work at improving rates and the attainment of full margins on our 75 new rigs deployed to date. Our new PACE rigs continue to set records in virtually every area in which they operate and the magnitude of this quarter’s new build commitments and the higher rates they are commanding substantiates their value.
“Our US Offshore operations experienced a very good quarter as income rebounded sharply from the lackluster first quarter. This primarily was due to more consistent utilization of our jackups and $1.6 million (pre-tax) in business interruption insurance associated with the Barge Rig 100 fire last summer. Rates and activity are improving and it appears that the current strong environment will continue for the foreseeable future. We do not expect to see the substantial slowdown in third quarter activity that has characterized the last two hurricane seasons. Rather we are seeing opportunities for additional rigs and interest is increasing for longer-term contract commitments.
“Although our US Well Servicing unit is not doing well, we still posted a slightly improved quarter on higher hours. This market is improving and we have recently instituted price increases in most regions in which we operate. We are regaining market share in certain markets where price competition has been acute and we expect further gains over the next two quarters. Customer recognition of the inherent advantages of the new technology that is incorporated in our Millennium rigs is increasing broadly. We will take delivery of 10 of the 400 horsepower version of these Millennium rigs during the second half of this year, with potential for another 90 thereafter.
“Our International unit posted a significant sequential improvement and expects to achieve much larger sequential increases over the next two quarters. The quarter was aided by $3.9 million (pre-tax) in business interruption insurance for one of our small jackups that incurred flooding damage during mobilization last fall. The largest increase will come from the full impact of our new jackup rig 660, which incurred delays and start up issues which hurt its second quarter contribution. This is followed by the start-up of jackup rig 657 in early July and the full contribution of four other land rigs that commenced in the first half, all of which also had some delays that impacted the second quarter. All of these rigs are now operating satisfactorily and contributing as expected. Six other land rigs are set to commence operations during the third quarter, with potentially as many as 13 other rigs in the fourth quarter. The international outlook remains strong in virtually every region and new rig possibilities continue to materialize. We still anticipate an increase in operating income of approximately 40% over 2007’s results.
“Alaska was down slightly as the winter exploration season wound down early in the quarter. This market is seeing healthy increases in activity and rates both in and away from the established producing fields on the North Slope and in the Cook Inlet. We expect to see a large increase in income contribution over the next two years, albeit from a small base as several incremental development projects commence and exploration activity increases. Results will be bolstered by two new built Heli-portable rigs which commenced operations near the start of 2008, and by two legacy rigs which are receiving standby revenue while being upgraded and refurbished for long term contracts. Our new Coiled Tubing/Stem drilling rig, which is the only such rig capable of drilling to 15,000 feet, will commence operations in early 2009 and we have two proposals pending for additional multi-year contracts.
“As anticipated, Canada experienced the worst quarter in its history during this year’s spring thaw, although it was modestly better than we had expected. The outlook has improved substantially over the last two months, although it is still too early to be definitive regarding the timing and extent of the recovery. To date the third quarter has been plagued by wetter than normal weather, with approximately 30 rigs currently waiting to commence contracts. The extent of future activity in Alberta is still dependant upon modifications to the provincial royalty increases there which are set to commence in 2009 and which have driven several operators to deploy capital elsewhere. Meanwhile, in British Columbia we are seeing rapidly accelerating activity, particularly in the new shale plays of Horn River and Montney. We have a large number of both new and legacy rig commitments for these and other emerging shale plays in other areas of Canada and we are currently negotiating commitments for several more. We will also soon deploy one of our new Heli-portable rigs for what looks to be year-around work in Horn River, where no roads currently exist and where access has heretofore been limited to winter only.
“Our Other Operating Segments posted a very good quarter and continues to enjoy a very strong outlook. The primary contributor to this unit’s performance was our Canrig entity where sales are increasing significantly, particularly to third parties. Our instrumentation and data management entity and our directional drilling unit also posted very good results despite the seasonally weak Canadian market. Our 50% owned Alaskan construction and logistics joint ventures contributed less significantly due to the customary spring quarter drop off in activity and income.
“I remain very pleased with the performance of our oil and gas entities, although operating income results will not be evident until the latter part of the year. Even though we have experienced accounting losses associated with the commodity price hedges we have in place, they are providing us with exactly what we envisioned, that being higher than expected returns while substantially eliminating downside risk. We continue to find very attractive investment opportunities and we have acreage holdings in most of the emerging North American shale plays. Not only is this business poised to contribute significantly in the near future, it is providing us with valuable insight to better target our rig marketing activities.
“Earlier today, we closed on the issuance, through a wholly owned subsidiary, an additional $400 million of our 6.15% Senior Notes due 2018. The notes were issued at an offering price of 97.192%, plus accrued interest from February 20, 2008. This was an additional placement of the $575 million in notes we issued in February of this year. This brings to $975 million the aggregate total of these notes which are fully and unconditionally guaranteed by Nabors Industries Ltd. These notes will provide financing for what we think will be a large and profitable investment program for new built rigs and other attractive capital expenditures.
“Our expectations for 2009 are increasing although we will be subject to a recent non-cash, non-operational, accounting rule change regarding convertible debt which will effect our net income and earnings per share starting with the beginning of 2009. This rule will require us to record non-cash interest expense on our 0.94% coupon convertible debt due 2011 in an amount equal to the extent that the actual coupon represents a discount to our estimated borrowing rate for conventional debt at the time the convertible notes were issued. We will also be required to restate three years of results for any convertible issues that were outstanding during that period. The offsetting entry will be to treat the lower coupon as a debt discount on our balance sheet and to accrete the value of the debt as the non-cash interest expense is recorded. This change will have no effect on the real economic results of our business but will obviously affect our reported GAAP earnings.
“I remain convinced of the strength of the North American gas markets, short-term volatility notwithstanding. Gas remains the most attractive fuel and there is minimal likelihood that LNG will be a negative price factor in these markets for the foreseeable future. This puts Nabors in an advantageous position to prosper going forward across all of our North American business lines and, when coupled with the ongoing strength and growing market share we enjoy internationally, promises a very bright future.”
The Nabors companies own and operate approximately 548 land drilling and approximately 749 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 36 platform rigs, 13 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2008	2007	2008	2008	2007

Revenues and other income:
Operating revenues	$1,282,400	$1,134,684	$1,299,858	$2,582,258	$2,370,697
Earnings (loss) from unconsolidated affiliates	(4,033)	3,436	(4,451)	(8,484)	15,877
Investment (loss) income	25,057	(9,272)	26,182	51,239	19,437

Total revenues and other income	1,303,424	1,128,848	1,321,589	2,625,013	2,406,011

Costs and other deductions:
Direct costs	740,178	637,104	747,770	1,487,948	1,321,401
General and administrative expenses	116,914	99,952	111,321	228,235	213,849
Depreciation and amortization	148,023	111,372	135,478	283,501	214,980
Depletion	7,343	9,160	13,685	21,028	15,785
Interest expense	21,676	13,733	18,109	39,785	26,785
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	3,158	(39,634)	8,097	11,255	(25,749)

Total costs and other deductions	1,037,292	831,687	1,034,460	2,071,752	1,767,051

Income from continuing operations before income taxes	266,132	297,161	287,129	553,261	638,960

Income tax expense (benefit):
Current	39,759	53,973	99,293	139,052	159,827
Deferred	32,012	22,326	(42,670)	(10,658)	1,381

Income tax expense	71,771	76,299	56,623	128,394	161,208

Income from continuing operations, net of tax	194,361	220,862	230,506	424,867	477,752
Income from discontinued operations, net of tax	—	7,487	—	—	12,759

Net income	$194,361	$228,349	$230,506	$424,867	$490,511

Earnings per share (1):
Basic from continuing operations	$.70	$.79	$.83	$1.53	$1.72
Basic from discontinued operations	$—	$.03	$—	$—	$.04

Total Basic	$.70	$.82	$.83	$1.53	$1.76

Diluted from continuing operations	$.67	$.77	$.81	$1.48	$1.67
Diluted from discontinued operations	$—	$.02	$—	$—	$.04

Total Diluted	$.67	$.79	$.81	$1.48	$1.71

Weighted-average number of common shares outstanding (1):
Basic	277,719	279,253	277,584	277,651	278,098

Diluted	291,454	287,898	283,361	287,407	286,356

Adjusted income derived from operating activities (2)	$265,909	$280,532	$287,153	$553,062	$620,559

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

1-1

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands, except ratios)	2008	2008	2007

ASSETS
Current assets:
Cash and short-term investments	$1,236,547	$1,450,244	$767,051
Accounts receivable, net	1,083,748	1,112,190	1,039,238
Other current assets	410,051	392,291	398,823

Total current assets	2,730,346	2,954,725	2,205,112
Long-term investments and other receivables	239,866	310,938	359,534
Property, plant and equipment, net	7,020,941	6,758,516	6,632,612
Goodwill	363,158	360,709	368,432
Other long-term assets	550,333	520,335	537,692

Total assets	$10,904,644	$10,905,223	$10,103,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$588,847	$700,000	$700,000
Other current liabilities	776,833	786,130	794,132

Total current liabilities	1,365,680	1,486,130	1,494,132
Long-term debt	3,822,285	3,881,575	3,306,433
Other long-term liabilities	783,020	749,678	788,696

Total liabilities	5,970,985	6,117,383	5,589,261
Shareholders’ equity	4,933,659	4,787,840	4,514,121

Total liabilities and shareholders’ equity	$10,904,644	$10,905,223	$10,103,382

Cash, short-term and long-term investments (1)	$1,510,842	$1,821,043	$1,179,639

Funded debt to capital ratio: (2)
- Gross	0.45 : 1	0.47 : 1	0.44 : 1
- Net of cash and investments	0.35 : 1	0.34 : 1	0.36 : 1
Interest coverage ratio: (3)	25.7 : 1	29.6 : 1	32.5: 1

(1)	The June 30, 2008, March 31, 2008 and December 31, 2007 amounts include $34.4 million, $59.9 million and $53.1 million, respectively, in cash proceeds receivable from brokers from the sale of certain investments that are included in other current assets.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. The net funded debt to capital ratio is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income from continuing operations before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The interest coverage ratio from continuing operations is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2008	2007	2008	2008	2007

Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$438,848	$426,787	$407,061	$845,909	$879,383
U.S. Land Well-servicing	182,222	182,410	171,141	353,363	364,628
U.S. Offshore	65,723	60,316	51,455	117,178	116,091
Alaska	45,114	36,777	54,369	99,483	84,613
Canada	67,782	75,088	178,852	246,634	268,368
International	342,892	261,262	303,572	646,464	485,744

Subtotal Contract Drilling (3)	1,142,581	1,042,640	1,166,450	2,309,031	2,198,827
Oil and Gas (4) (5)	11,352	18,110	14,040	25,392	31,239
Other Operating Segments (6) (7)	172,865	140,024	165,782	338,647	270,374
Other reconciling items (8)	(48,431)	(62,654)	(50,865)	(99,296)	(113,866)

Total	$1,278,367	$1,138,120	$1,295,407	$2,573,774	$2,386,574

Adjusted income (loss) derived from operating activities from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$134,322	$154,667	$126,871	$261,193	$327,593
U.S. Land Well-servicing	31,468	40,105	30,386	61,854	83,461
U.S. Offshore	17,983	19,206	6,458	24,441	34,255
Alaska	13,466	8,225	17,783	31,249	24,792
Canada	(14,326)	(7,992)	41,973	27,647	45,136
International	101,752	85,409	90,650	192,402	151,427

Subtotal Contract Drilling	284,665	299,620	314,121	598,786	666,664
Oil and Gas	(1,645)	3,374	(4,852)	(6,497)	4,502
Other Operating Segments	19,006	6,739	12,434	31,440	18,333
Other reconciling items (9)	(36,117)	(29,201)	(34,550)	(70,667)	(68,940)

Total	265,909	280,532	287,153	553,062	620,559
Interest expense	(21,676)	(13,733)	(18,109)	(39,785)	(26,785)
Investment (loss) income	25,057	(9,272)	26,182	51,239	19,437
(Losses) gains on sales of long-lived assets, impairment charges and other expense (income), net	(3,158)	39,634	(8,097)	(11,255)	25,749

Income from continuing operations before income taxes	$266,132	$297,161	$287,129	$553,261	$638,960

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	242.3	228.5	225.7	234.0	235.7
U.S. Offshore	17.1	17.6	16.1	16.6	17.4
Alaska	10.4	8.8	10.6	10.5	9.1
Canada	16.9	18.5	49.4	29.8	38.2
International (11)	121.5	117.1	117.8	119.6	114.4

Total rig years	408.2	390.5	419.6	410.5	414.8

Rig hours: (12)
U.S. Land Well-servicing	272,101	291,430	259,477	531,578	590,518
Canada Well-servicing	40,257	41,613	79,137	119,394	139,201

Total rig hours	312,358	333,043	338,614	650,972	729,719

1-3

(1)	All segment information excludes the Sea Mar business, which has been classified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $2.8 million, $.7 million and $6.8 million for the three months ended June 30, 2008 and 2007 and March 31, 2008, respectively, and $9.6 and $2.5 million for six months ended June 30, 2008 and 2007, respectively.

(4)	Represents our oil and gas exploration, development and production operations.

(5)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($6.7) million, ($.8) million and ($17.9) million for the three months ended June 30, 2008 and 2007 and March 31, 2008, respectively, and ($24.6) million and ($.8) million for the six months ended June 30, 2008 and 2007, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($.1) million, $3.5 million and $6.7 million for the three months ended June 30, 2008 and 2007 and March 31, 2008, respectively, and $6.6 million and $14.2 million for the six months ended June 30, 2008 and 2007, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended June 30, 2008 and 2007 and March 31, 2008 and the six months ended June 30, 2008 and 2007, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2008	2007	2008	2008	2007

Net income (numerator):
Income from continuing operations, net of tax — basic	$194,361	$220,862	$230,506	$424,867	$477,752
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted income from continuing operations, net of tax — diluted	194,361	220,862	230,506	424,867	477,752
Income from discontinued operations, net of tax	—	7,487	—	—	12,759

Total adjusted net income	$194,361	$228,349	$230,506	$424,867	$490,511

Earnings per share:
Basic from continuing operations	$.70	$.79	$.83	$1.53	$1.72
Basic from discontinued operations	$—	$.03	$—	$—	$.04

Total Basic	$.70	$.82	$.83	$1.53	$1.76

Diluted from continuing operations	$.67	$.77	$.81	$1.48	$1.67
Diluted from discontinued operations	$—	$.02	$—	$—	$.04

Total Diluted	$.67	$.79	$.81	$1.48	$1.71

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	277,719	279,253	277,584	277,651	278,098
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	8,606	8,645	5,777	7,191	8,258
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	5,129	—	—	2,565	—

Weighted-average number of shares outstanding — diluted	291,454	287,898	283,361	287,407	286,356

1-4

(1)	Diluted earnings per share for the three and six months ended June 30, 2008 and 2007 and the three months ended March 31, 2008 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of a quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur for the three and six months ended June 30, 2008 and 2007 and the three months ended March 31, 2008.

(2)	Diluted earnings per share for the three and six months ended June 30, 2008 and 2007 and the three months ended March 31, 2008 excludes approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82.8 million aggregate principal amount at maturity zero coupon convertible senior debentures due 2021. The maximum number of shares required to be issued upon conversion would equate to the excess of the conversion value of the debentures over their principal amount. Such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $52. In June 2008, Nabors Delaware called for redemption the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million.

(3)	Diluted earnings per share for the three and six months ended June 30, 2008 reflect the conversion of the $700 million zero coupon senior exchangeable notes due 2023 resulting in the inclusion of the incremental number of shares that were required to be issued upon the exchange of these notes. The number of shares issued upon exchange equated to the excess of the exchange value of the notes over their principal amount, as Nabors Delaware was required to pay cash up to the principal amount of the notes exchanged. Because the conversion was only partially completed in June 2008, only .5 million of our common shares actually issued in June 2008 were included in the calculation of the weighted-average basic shares outstanding for the three and six months ended June 30, 2008, resulting in an incremental .121 million weighted-average basic shares outstanding. For the remaining shares that were issued in July 2008, we included the dilutive effect that, when added to the shares included in basic shares outstanding, gives effect to the entire 5.25 million shares to be issued related to the conversion of the $700 million zero coupon senior exchangeable notes due 2023 in diluted shares outstanding. Diluted earnings per share for the three and six months ended June 30, 2007 and the three months ended March 31, 2008 does not include any incremental shares issuable upon exchange of the $700 million zero coupon senior exchangeable notes as the price of our shares did not exceed $35.05 on June 30, 2007 or March 31, 2008.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 277.6 million and .1 million shares for the three months ended June 30, 2008; 279.2 million and .1 million shares for the three months ended June 30, 2007; 277.5 million and .1 million for the three months ended March 31, 2008; 277.6 million and .1 million shares for the six months ended June 30, 2008; and 277.9 million and .2 million shares for the six months ended June 30, 2007. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.